Exhibit 99.1



                    TRITON ENERGY REPORTS FIRST-QUARTER 2000
                       EARNINGS PER DILUTED SHARE OF $0.45

DALLAS, TEXAS - May 2, 2000 - Triton Energy Limited (NYSE: OIL) today reports first-quarter 2000 earnings of $26.4 million, or $0.73 per basic share and $0.45 per diluted share, compared with first-quarter 1999 earnings of $1.7 million, or $0.05 per basic share and $0.03 per diluted share. First-quarter 1999 results include a $1.2 million charge for restructuring and cost-reduction efforts. Results for both periods are reported after dividends on the Company's 5% convertible preference shares. The Company's 8% convertible preference shares were included in the calculation of diluted shares outstanding for both quarters.

First-quarter 2000 revenues were $74.5 million, a 52% increase over revenues of $49.2 million for the first quarter of 1999.

The substantial improvement in Triton's results was primarily due to the dramatic rebound in oil prices compared with the year-ago period. Triton's realized oil price per barrel averaged $23.09, 87% above the average realized oil price per barrel of $12.37 in the first quarter of 1999.

"We are pleased with Triton's improved operational and financial performance in the first quarter," said James C. Musselman, Triton President and Chief Executive Officer. "Our achievements during the quarter included finalizing a development plan and signing all key contracts to facilitate initial oil production this year from the Ceiba Field offshore West Africa. Along with sustained strong oil prices, our project management expertise, top-notch technical team, capital discipline and financial strength should help us continue to create value for our investors."

At the end of the first quarter, Triton's delivery requirement under the forward oil sale was completed. Consequently, approximately 750,000 barrels of additional oil production will be available for sale each quarter, or about an additional $19 million in pre-tax cash flow at current oil prices.


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
OPERATIONS  UPDATE

Production from the Cusiana and Cupiagua fields in Colombia averaged 364,000 barrels of oil per day (BOPD) during the first-quarter 2000, following an average production rate for the year 1999 of 430,000 BOPD. Triton attributed this decline to lower production than forecasted by the fields' operator. The operator expects the production rate will improve during the year as it drills and completes additional wells and performs well maintenance.

Triton's first well on the Recetor license, the Liria YD-2, is producing at a limited flow rate pending additional perforations and a hydraulic fracture. A preliminary development plan for Recetor, which contains a northern extension of the Cupiagua Field, calls for about two wells to be drilled annually during the next few years.

Offshore Equatorial Guinea, the Ceiba-3 appraisal well was spudded May 1 by Global Marine's drillship R.F. Bauer. Triton anticipates the well reaching target depth in about 30 days. A second rig, the Sedco 700, is expected to arrive on site by early June to drill and/or complete wells. Additional wells will be drilled and completed by the Bauer drillship and Sedco rig as part of Triton's accelerated development program for the field. Production components, including the floating production, storage and offloading vessel, are being manufactured and/or refurbished at several locations worldwide.

About 8%, or 350 square kilometers, of the 3D seismic acquired over the Ceiba Field has been processed and is being analyzed by Triton. The remaining seismic data, approximately 3,850 square kilometers, is being processed and should be available by the end of May for Triton's analysis. The information gleaned from the seismic data is helping the Company better determine future well-site locations and prospectivity.

In late March, the Company announced it had increased its 2000 capital spending program by $22 million to $213 million to accelerate appraisal and development activity on its Equatorial Guinea acreage. Triton previously announced that it anticipates first oil production from the Ceiba Field by year-end.

DIVIDENDS

Dividends on Triton's 5% convertible preference shares, approximately $0.2 million, are paid in the first and third quarters. Dividends on the Company's 8% convertible preference shares, approximately $14.5 million, are paid in the second and fourth quarters.


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

INTERNET  TELECONFERENCE

Triton will hold an Internet teleconference today, May 2, 2000, at 11:30 a.m. Eastern time. The teleconference is open to the public and may be accessed over the Internet at the following address: www.videonewswire.com/TRITON/050200.
                                            -----------------------------------
(Please  note that TRITON must be typed in all capital letters for site access.)

ABOUT  TRITON

Triton Energy Limited is a Dallas-based international oil and gas exploration and production company with major oil and gas assets in Latin America, Southeast Asia and West Africa. More information about Triton may be found at the Company's web site, www.tritonenergy.com.
                       --------------------
                                      # # #

SAFE HARBOR STATEMENT: Certain statements in this news release, as well as written and oral statements made from time to time by Triton and its representatives in other reports, filings with the Securities and Exchange Commission, news releases, conferences, teleconferences or otherwise, regarding future expectations and financial performance may be regarded as "forward-looking statements" within the meaning of the U.S. Securities Litigation Reform Act. These "forward-looking statements" include statements regarding future cash flow and production, drilling schedules and the number of wells to be drilled, estimates of first gas production from the Cakerawala Field, the availability of seismic data and estimates of first oil production from the Ceiba Field. These statements are subject to various risks and uncertainties, such as the timely completion and cost of exploration, appraisal and development activities, contract performance by third parties and quarterly fluctuations in results. These are discussed in detail in the Company's Securities and Exchange Commission filings, including its report on Form 10-K for the year ended December 31, 1999. Actual results may vary materially.



Investor Contact:  Crystal C. Bell, Director, Investor Relations and
                   Corporate Communications
                   Triton Energy
                   (214) 691-5200

Media Contact:     Mark Semer
                   Kekst and Company
                   (212) 521-4802


                                         TABLES FOLLOW



                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                             (PRELIMINARY UNAUDITED)





                                                    THREE MONTHS ENDED MARCH 31,
                                                   ------------------------------

                                                       2000            1999
                                                   --------------  --------------

Oil and gas sales                                  $      74,505   $      49,170

Costs and expenses:
  Operating                                               15,831          18,976
  General and administrative                               4,575           4,935
  Depreciation, depletion and amortization                14,009          15,371
  Special charges                                            ---           1,220

                                                          34,415          40,502
                                                   --------------  --------------

          Operating income                                40,090           8,668

Interest income                                            2,777           2,578
Interest expense, net                                     (4,750)         (5,983)
Other income (expense), net                               (1,042)            923
                                                   --------------  --------------

                                                          (3,015)         (2,482)
                                                   --------------  --------------

          Earnings before income taxes                    37,075           6,186
Income tax expense                                        10,551           4,299
                                                   --------------  --------------

          Net earnings                                    26,524           1,887
Dividends on preference shares                               163             180
                                                   --------------  --------------

          Earnings applicable to ordinary shares   $      26,361   $       1,707
                                                   ==============  ==============

Average ordinary shares outstanding                       35,895          36,663
                                                   ==============  ==============

Basic earnings per ordinary share                  $        0.73   $        0.05
                                                   ==============  ==============

Average dilutive shares outstanding                       58,476          56,239
                                                   ==============  ==============

Diluted earnings per ordinary share                $        0.45   $        0.03
                                                   ==============  ==============



                                   TRITON ENERGY
                     CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                              (PRELIMINARY UNAUDITED)






                                                            MARCH 31,             DEC. 31,
                                                             2000                  1999
                                                           ---------            ---------
                                                                     (in thousands)

Cash and cash equivalents                                 $  200,933            $ 186,323
Current maturities of long-term debt                           9,110                9,027
Long-term debt, excluding current maturities                 400,039              404,460
Shareholders' equity                                         494,869              463,052

Total ordinary shares outstanding                             36,142               35,764
Average diluted ordinary shares outstanding                   58,476               36,197




CONSOLIDATED  OIL  PRODUCTION  STATISTICS
-----------------------------------------
(NET  TO  TRITON)
-----------------


                                                             THREE MONTHS ENDED MARCH 31,
                                                           ------------------------------
                                                               2000              1999
                                                           ------------      ------------

        Average revenue realized per Bbl*                  $    23.09        $     12.37

        Sales volumes - Bbls/day                                27,022            35,622
        Forward oil sale deliveries - Bbls/day                   8,374             8,467
        --------------------------------------             -----------       ------------
           Total revenue Bbls/day                               35,396            44,089
                                                           ===========       ============

*  Includes Ecopetrol reimbursement barrels and oil delivered under the forward oil sale.


